Exhibit 5

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of August 8, 2019, is by and among Vitamin Shoppe, Inc., a Delaware corporation (the “Company”), and each Person identified on Schedule A attached hereto (each, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Liberty Tax, Inc., a Delaware corporation (“Parent”), and Valor Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will, subject to the terms and conditions set forth therein, merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”) (capitalized terms used but not defined herein shall have the respective meanings ascribed to them the Merger Agreement);

WHEREAS, as of the date hereof, each Holder is the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (“Voting Shares”) set forth opposite such Holder’s name on Schedule A attached hereto (such Voting Shares, such Holder’s “Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, each Holder (in such Holder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.           Agreement to Vote Shares.

1.1.       Each Holder agrees during the term of this Agreement to appear (in person or by proxy) at the Company Stockholder Meeting (including any adjournment or postponement thereof) and to cause all of such Holder’s Shares to be counted as present thereat for purposes of calculating a quorum and to vote all of such Holder’s Shares (a) in favor of the adoption of the Merger Agreement and any other matter or action necessary or appropriate to, or in furtherance of, the consummation of the Merger (including, for the avoidance of doubt, any proposal to adjourn the Company Stockholder Meeting to a later date if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held, and any proposal to approve, on an advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger) and (b) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement.

1.2.       Each Holder agrees during the term of this Agreement not to (a) enter into any agreement or understanding with, or give instructions to, any Person to vote or cause to be voted any of such Holder’s Shares in any manner inconsistent with the terms of this Section 1, (b) grant any proxy, consent or power of attorney with respect to such Holder’s Shares in any manner inconsistent with the terms of this Section 1 or (c) take any other action that would prevent or impair such Holder’s ability to satisfy its obligations under this Agreement.

2.          Waiver of Dissenters’ Rights. Each Holder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger under Section 262 of the DGCL with respect to all of such Holder’s Shares.

3.          Representations and Warranties. Each Holder, severally and not jointly, represents and warrants that, as of the date hereof:

3.1.       Such Holder has beneficial ownership (as determined under Rule 13d-3 under the Exchange Act) of and full power to vote all of such Holder’s Shares, subject to the provisions of this Agreement, and no Person (other than such Holder) has a right to vote any of such Holder’s Shares.

3.2.       If such Holder is not a natural Person, such Holder is a duly organized, validly existing Person under the Laws of its jurisdiction of incorporation, formation or organization.

3.3.       This Agreement has been duly and validly executed and delivered by such Holder and constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms.

4.           Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement, (c) the occurrence of a Company Board Recommendation Change, (d) the conclusion of the Company Stockholder Meeting (including any adjournment or postponement thereof) and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, at which the vote in respect of the matters contemplated by this Agreement is taken, and (e) as to any particular Holder, the date of any amendment, waiver or modification of the Merger Agreement without such Holder’s prior written consent that has the effect of (i) decreasing the Per Share Price, (ii) changing the form of merger consideration (in the case of each of subclauses (i) and (ii), payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement), (iii)  extending the Termination Date, or (iv) imposing any material restrictions or additional material conditions on the consummation of the Merger or the payment of the merger consideration or otherwise in a manner material and adverse to such Holder.

5.          Specific Performance. The parties hereto acknowledge that irreparable damage would occur and that the parties hereto would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to specifically the performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

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6.          Further Assurances. Upon request of the Company, each Holder shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Holder’s obligations under this Agreement.

7.          Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other parties hereto.

8.          Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or, if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(i)	If to the Company, to the address set forth in Section 9.2(b) of the Merger Agreement.

(ii)	If to a Holder, to:

Vintage Fourteen, L.P.
c/o Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819

Attention:	Brian Kahn
E-mail:	bkahn@vintcap.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Attention:	Russell Leaf
E-mail:	rleaf@willkie.com

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9.          Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements contemplated by or referred to in the Merger Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

10.        Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants (if any) set forth in this Agreement are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and shall not (and nothing herein express or implied shall be construed to), confer upon any other Person any rights or remedies hereunder.

11.         Governing Law; Consent to Jurisdiction.

11.1.       This Agreement and all disputes, claims, actions, suits, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company or any Holder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws or other rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or statutes of limitations of any jurisdiction other than the State of Delaware.

11.2.       Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8 or in such other manner as may be permitted by applicable Law, and nothing in this Section 11.2 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement in any court other than the Chosen Courts. Each party hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

12.         Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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13.        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.        Amendments; Waiver. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Holders and the Company. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party hereto making such waiver. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such party of the right thereafter to insist upon strict adherence to such term or any other term of this Agreement.

15.         Interpretation.

15.1.       When used herein, (a) the words “hereof,” “herein” and “hereto” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (b) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

15.2.       The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

COMPANY:

VITAMIN SHOPPE, INC.

By:	/s David Kastin
Name:	David Kastin
Title:	Executive Vice President and General Counsel

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

HOLDERS:

VINTAGE FOURTEEN, L.P.

By: Vintage Vista GP, LLC, its general partner

By:	/s Brian Kahn
Name:	Brian Kahn
Title:	Authorized Person

Schedule A

Holders

Holder	Voting Shares
Vintage Fourteen, L.P.	3,587,255